Exhibit 99.1
news release
For Immediate Release
Employers Holdings, Inc. Reports Second Quarter 2019 Results

•	Net income of $40.7 million ($1.25 per diluted share), adjusted net income of $29.2 million ($0.90 per diluted share),

•	Net investment income of $21.4 million, up 5% year-over-year,

•	Gross premiums written of $176.6 million, down 5% year-over-year,

•	Combined ratio of 88.0%, combined ratio before the impact of the LPT of 91.2%.

Reno, Nevada-July 24, 2019-Employers Holdings, Inc. (“EHI” or the “Company”) (NYSE:EIG) today reported the following for the second quarter of 2019: (i) net income of $40.7 million ($1.25 per diluted share); (ii) net income before the impact of the LPT of $35.0 million ($1.08 per diluted share); and (iii) adjusted net income of $29.2 million ($0.90 per diluted share).

The Company's adjusted net income for the second quarter of 2019 decreased $2.0 million year-over-year. This decrease primarily reflects the after-tax impact of the following items: (i) $21.1 million of underwriting income versus $25.6 million a year ago, partially offset by; (ii) $21.4 million of net investment income versus $20.3 million a year ago.

The Company's net income and net income before the impact of the LPT for the second quarter of 2019 decreased by $1.8 million and $0.6 million, respectively, year-over-year. These second quarter 2019 net income measures were each impacted by the after-tax impact of the items previously mentioned, but also benefited from a $1.3 million after-tax increase in net investment gains relating to the Company's investments.

The Company’s book value per share of $35.15, book value per share including the Deferred Gain of $39.59 and adjusted book value per share of $37.92 increased by 14.5%, 12.3%, and 6.4% during the first six months of 2019, respectively, each computed after taking into account dividends declared. Book value per share and book value per share including the Deferred Gain at June 30, 2019 were each favorably impacted by $67.0 million of net after tax unrealized gains from the Company’s portfolio of fixed maturity securities.

Chief Executive Officer Douglas Dirks commented on the results: “Our second quarter and year-to-date results were very strong. During the quarter, we delivered a 9.7% annualized return on adjusted equity while continuing to execute well on our plan of aggressive development and implementation of digital IT initiatives and capabilities that will benefit and support our agency force as well as our direct (Cerity) customers.

Over the past several quarters, including the current period, we have experienced favorable loss reserve development throughout nearly every prior accident year which is due, in part, to our enhanced claims analytics capabilities as well as a continuation of our accelerated claims settlement initiatives.”

Summary of Second Quarter 2019 Operating Results
(All comparisons vs. second quarter 2018, unless noted otherwise).

Gross premiums written were $176.6 million, a decrease of 5%. The decrease was due primarily to a period-over-period reduction in average premium rate. Net earned premiums were $175.5 million, a decrease of 1% year-over-year.

The loss and LAE ratio before the impact of the LPT of 52.7% decreased 0.5 percentage points reflecting continued observed favorable paid loss trends. During the quarter, the Company increased its year-to-date current accident year loss and LAE ratio on its voluntary business to 65.5% (versus 64.5% in the first quarter, and 62.5% a year ago) and recognized $24.0 million of favorable prior year loss reserve development (versus $16.5 million of favorable prior year loss reserve development a year ago).

The commission expense ratio of 13.5% decreased 0.3 percentage points, primarily as a result of a decrease in projected 2019 agency incentive commissions.

The underwriting and other operating expense ratio of 25.0% increased 2.5 percentage points. Expenses associated with our aggressive development and implementation of new digital technologies and capabilities were the primary contributors to the increase.

Net investment income of $21.4 million increased 5%, primarily as a result of the Company's strong operating cash flows, as well as a higher pre-tax book yield on the investment portfolio.

Income tax expense was $9.0 million (an 18.1% effective rate) versus $8.8 million (a 17.2% effective rate). The increase in the effective rate is due primarily to having a higher proportion of fully taxable income in the current quarter than a year ago.

Share Repurchases and Third Quarter Dividend Declaration

During the second quarter of 2019, the Company repurchased 372,290 shares of its common stock at an average price of $41.05 per share.

On July 24, 2019, the Board of Directors also declared a third quarter 2019 dividend of $0.22 per share. The dividend is payable on August 21, 2019 to stockholders of record as of August 7, 2019.

On June 7, 2019, the Company received approval from the Department of Financial Services of the State of New York to acquire PartnerRe Insurance Company of New York (PRNY) from Partner Reinsurance Company of the U.S. The Company expects to close the transaction on July 31, 2019. The purchase price will be the sum of: (i) PRNY's statutory capital and surplus at closing (which is currently estimated to be approximately $47.0 million); and (ii) $5.8 million. The Company intends to rename PRNY to be "Cerity Insurance Company" post-closing.

Conference Call and Webcast, Reports Filed with The Securities and Exchange Commission (the "SEC") and Supplemental Materials

The information in this press release should be read in conjunction with the Financial Supplement that is attached to this press release and is available on our website.

Reconciliation of Non-GAAP Financial Measures to GAAP

Within this earnings release we present various financial measures, some of which are a "non-GAAP financial measure" as defined in Regulation G pursuant to Section 401 of the Sarbanes - Oxley Act of 2002. A description of these non-GAAP financial measures, as well as a reconciliation of such non-GAAP measures to the Company's most directly comparable GAAP financial measures is included in the attached Financial Supplement. Management believes that these non-GAAP measures are meaningful to the Company's investors, analysts and other interested parties who benefit from having an objective and consistent basis for comparison with other companies within our industry. These non-GAAP measures are not a substitute for GAAP measures and investors should be careful when comparing the Company's non-GAAP financial measures to similarly titled measures used by other companies. Other companies may calculate these measures differently, and, therefore, these measures may not be comparable.

The Company will host a conference call on Thursday, July 25, 2019, at 8:30 a.m. Pacific Daylight Time. The conference call will be available via a live web cast on the Company's web site at www.employers.com. An archived version will be available several hours after the call. The conference call replay number is (404) 537-3406 or (855) 859-2056 with a pass code of 2873686.

The Company provides its filings with the SEC and its investor presentations on its website at www.employers.com.

Forward-Looking Statements

In this press release, the Company and its management discuss and make statements based on currently available information regarding their intentions, beliefs, current expectations, and projections of, among other things, the Company's future performance, business growth, retention rates, loss costs, claim trends and the impact of key business initiatives, future technologies and planned investments. Certain of these statements may constitute "forward-looking" statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts and are often identified by words such as "may," "will," "could," "would," "should," "expect," "plan," "anticipate," "target," "project," "intend," "believe," "estimate," "predict," "potential," "pro forma," "seek," "likely," or "continue," or other comparable terminology and their negatives. EHI and its management caution investors that such forward-looking statements are not guarantees of future performance. Risks and uncertainties are inherent in EHI's future performance. Factors that could cause the Company's actual results to differ materially from those indicated by such forward-looking statements include, among other things, those discussed or identified from time to time in EHI's public filings with the SEC, including the risks detailed in the Company's Quarterly Reports on Form 10-Q and the Company's Annual Reports on Form 10-K. Except as required by applicable securities laws, the Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

The SEC filings for EHI can be accessed through the “Investors” link on the Company's website, www.employers.com, or through the SEC's EDGAR Database at www.sec.gov (EHI EDGAR CIK No. 0001379041).

About Employers Holdings, Inc.
Employers Holdings, Inc. (NYSE:EIG) is a holding company with subsidiaries that are specialty providers of workers' compensation insurance and services focused on select small businesses engaged in low-to-medium hazard industries. The company, through its subsidiaries, operates in 45 states and the District of Columbia. Insurance is offered by Employers Insurance Company of Nevada, Employers Compensation Insurance Company, Employers Preferred Insurance Company, and Employers Assurance Company, all rated A- (Excellent) by A.M. Best Company. Additional information can be found at: www.employers.com.

Copyright © 2019 EMPLOYERS. All rights reserved.

EMPLOYERS® and America's small business insurance specialist® are registered trademarks of Employers Insurance Company of Nevada. Insurance is offered through Employers Compensation Insurance Company, Employers Insurance Company of Nevada, Employers Preferred Insurance Company, Employers Assurance Company. Not all insurers do business in all jurisdictions.

Contact
Mike Paquette (775) 327-2562 or mpaquette@employers.com